Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between KENNETH SCHWENKE (the “Executive”) and DOLLAR FINANCIAL GROUP, INC., a New York corporation, which is a wholly owned subsidiary of DFC GLOBAL CORP., (collectively referred to herein as the “Company”) on this 21st day of June, 2013 (the “Effective Date”).

WHEREAS, the Executive’s employment with the Company and all of its subsidiaries and affiliates (collectively, the “Company Entities”) will terminate effective June 30, 2013 (the “Termination Date”); and

WHEREAS, pursuant to Section 5(d) of the Employment Agreement by and between the Company and the Executive dated November 14, 2011 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts after the Termination Date, subject to his execution and non-revocation of a release in favor of the Company.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Consideration; Acknowledgements.

1.1. The parties acknowledge and agree that the Executive’s employment with the Company Entities will terminate on the Termination Date. The Executive hereby resigns any and all officer and director positions with the Company Entities effective on the Effective Date. In accordance with the Employment Agreement, and in connection with the termination of the Executive’s employment, and in consideration of the Executive’s execution of this Release and the Second Release (as defined below), the Company will:

1.1.1. continue to pay Executive his base salary at the annual rate of $700,000 through July 10, 2013 and thereafter for a period of twelve months, such salary continuation payments to be made in bi-weekly installments; and

1.1.2. pay Executive an aggregate amount equal to $500,000 in satisfaction of the payment provided for in Section 5(d)(ii) of the Employment Agreement, such payment to be made in twelve equal monthly installments over the twelve-month period commencing on the Termination Date (the “Severance Period”); and

1.1.3. for the duration of the Severance Period, if the Executive elects to receive continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive shall be entitled to the monthly waiver by the Company of the COBRA premium costs of medical, prescription, dental and vision coverage, as applicable, under the Company’s group health plans (as in effect from time to time) for the Executive and, to the extent permitted under COBRA, the Executive’s spouse and eligible dependents, in the monthly amount paid by the Company towards the group health coverage of active Company employees; and

1.1.4. for the duration of the Severance Period, continue to pay the monthly premiums (or otherwise reimburse the Executive for the cost of such premiums) applicable to the Executive’s life insurance coverage as in effect on the Termination Date; and

1.1.5. continue to pay Executive his car lease or car allowance (as applicable) through July 10, 2013 and thereafter for a period of twelve months, at the monthly rate of $2,000; and

1.1.6. cause any stock options previously granted to the Executive which are vested as of the Termination Date to remain exercisable until the earliest to occur of: (i) the one year anniversary of the Termination Date, (ii) the otherwise applicable expiration date of the applicable stock option, or (iii) the ten year anniversary of the date of grant of the applicable stock option; and

1.1.7. pay Executive any unpaid base salary and vacation time earned or accrued through the Termination Date with any such amounts paid on the first regularly scheduled payroll date following the Termination Date, and reimburse Executive any unpaid expenses properly incurred by Executive through the Effective Date with any such amounts paid on the first regularly scheduled payroll date following the Effective Date; and

1.1.8. pay Executive $50,000 in satisfaction of the last installment of the signing bonus provided for in Section 4(c) of the Employment Agreement, with such amount paid on the first regularly scheduled payroll date following the Termination Date; and

1.1.9. pay Executive $50,000 in respect of the cash award under the Company’s Long Term Incentive Compensation Program granted as of November 14, 2011 which vested as of June 30, 2013, with such amount paid on the first regularly scheduled payroll date following the Termination Date.

1.2. The Executive acknowledges that: (i) except as otherwise provided in this Release, the Employment Agreement shall terminate as of the Effective Date and no further payments or benefits shall be paid thereunder, (ii) in the absence of his execution of this Release and the Second Release, the payments, rights and benefits specified above in Sections 1.1 may not otherwise be due to him; (iii) he has no further entitlement under the Employment Agreement and he has no entitlement under any other severance or similar arrangement maintained by any of the Company Entities; (iv) no annual bonus in respect of the Company’s fiscal year ending June 30, 2013 is payable to him, and the cash award under the Company’s Long Term Incentive Compensation Program granted as of July 1, 2012 is forfeited in its entirety and no amounts are payable to him with respect thereto; and (v) except as otherwise provided specifically in this Release, none of the Company Entities have or will have any other liability or obligation to the Executive. Any portion of a stock option award or restricted stock unit award held by the Executive that is scheduled to vest on June 30, 2013 shall be deemed vested on such date, and any stock option awards and restricted stock unit awards that are vested as of the Termination Date shall remain outstanding and administered pursuant to the terms and conditions of such awards (subject to Section 1.1.6 above). The severance and other benefits described in Sections 1.1.1 through 1.1.6, other than the payments and benefits deliverable through July 10, 2013, are conditioned on the Executive executing a release agreement in the form attached hereto as Exhibit A (the “Second Release”) prior to the 22nd day following the Termination Date, and will begin to be paid as soon as administratively practicable following the date on which the Second Release becomes irrevocable.

2. Release and Covenant Not to Sue.

2.1. The Executive hereby fully and forever releases and discharges the Company Entities and each of their respective predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, which Executive now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (“Claim”) arising or occurring through the date of this Release, including, but not limited to, any Claim arising out of the Executive’s employment by the Company or the termination thereof, any Claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq., any Claim based upon alleged wrongful or retaliatory discharge or breach of contract, any Claim for attorneys’ fees, and any other Claim under any other federal, state, local or foreign statute, ordinance, regulation, or under any contract, tort or common law theory, and any Claim arising out of the offer, sale, purchase, ownership or forfeiture of securities of the Company.

2.2. The Executive hereby represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any Claim against a Released Person. The Executive agrees not to initiate a lawsuit or to bring any other Claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claim by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3. This Section 2 will not be deemed to release the Company from (i) Claims solely to enforce this Release, (ii) Claims for indemnification under the Company’s by-laws, or (iii) Claims for payment or reimbursement pursuant to any employee benefit plan of the Company.

3. Non-Disparagement. The Executive agrees that he will not disparage, criticize or make statements which are negative, detrimental or injurious to the Company Entities to any person. The Company’s officers and senior management employees who are made aware of this Release will not disparage, criticize or make statements which are negative, detrimental or injurious to Executive to any person.

4. Restrictive Covenants. The Executive acknowledges that the restrictive covenants contained in Sections 6, 7, 8, 9 and 10 of the Employment Agreement (the “Restrictive Covenants”) will survive the termination of his employment. The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to such Restrictive Covenants and that he will abide by those Restrictive Covenants.

5. Cooperation. The Executive agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, arbitrations and governmental examinations, investigations and proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6. Acknowledgements. The Executive acknowledges, represents and confirms that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion, and (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it.

7. Challenge. If the Executive violates or challenges the enforceability of any of the Restrictive Covenants, this Release or the Second Release, no payments, rights or benefits under Sections 1.1.1 through 1.1.6 hereof will be due, or will continue to be paid, to Executive.

8. Miscellaneous.

8.1. Tax Withholding. All payments and benefits provided to the Executive will be subject to tax withholding in accordance with applicable law.

8.2. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation by the Company, or of any violation of any duty owed by the Company to the Executive. The Company specifically denies any such violations.

8.3. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or any of its subsidiaries or affiliates or seek in any way to be reinstated, re-employed or hired by the Company or any of its subsidiaries or affiliates in the future.

8.4. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not assign this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.5. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.6. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.7. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

8.8. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature or .pdf electronic transmission and electronic mail (including .pdf)., in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed signature page to this Agreement by any party by facsimile transmission or electronic mail shall be as effective as delivery of a manually executed copy of this Agreement by such party.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case on the dates indicated below.

DFC GLOBAL CORP.

By:	/s/ Jeffrey A. Weiss
Name & Title: Jeffrey A. Weiss, Chairman & CEO
Date: June 21, 2013

DOLLAR FINANCIAL GROUP, INC.

By:	/s/ Jeffrey A. Weiss
Name & Title: Jeffrey A. Weiss, Chairman & CEO
Date: June 21, 2013

KENNETH SCHWENKE

/s/ Kenneth Schwenke
Date: June 21, 2013

DRAFT

EXHIBIT A

SECOND RELEASE

THIS SECOND RELEASE is for and in consideration of certain payments and benefits to be provided to KENNETH SCHWENKE (the “Executive”) in connection with the Separation and Release Agreement by and between the Executive and DOLLAR FINANCIAL GROUP, INC., a New York corporation, which is a wholly owned subsidiary of DFC GLOBAL CORP., (collectively referred to herein as the “Company”) dated July __, 2013 (the “Separation Agreement”), which rights are conditioned on the Executive signing this Second Release.

1. Release and Covenant Not to Sue.

1.1. The Executive hereby fully and forever releases and discharges the Company Entities and each of their respective predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, which Executive now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (“Claim”) arising or occurring through the date of this Second Release, including, but not limited to, any Claim arising out of the Executive’s employment by the Company or the termination thereof, any Claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq., any Claim based upon alleged wrongful or retaliatory discharge or breach of contract, any Claim for attorneys’ fees, and any other Claim under any other federal, state, local or foreign statute, ordinance, regulation, or under any contract, tort or common law theory, and any Claim arising out of the offer, sale, purchase, ownership or forfeiture of securities of the Company.

1.2. The Executive hereby represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any Claim against a Released Person. The Executive agrees not to initiate a lawsuit or to bring any other Claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Second Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claim by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

1.3. This Section 2 will not be deemed to release the Company from (i) Claims solely to enforce the Separation Agreement, (ii) Claims for indemnification under the Company’s by-laws, or (iii) Claims for payment or reimbursement pursuant to any employee benefit plan of the Company.

2. Rescission Right. The Executive acknowledges, represents and confirms that (a) he has read and understands the terms of this Second Release in its entirety, (b) he has entered into this Second Release knowingly and voluntarily, without any duress or coercion, (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Second Release before signing it, (d) he was provided twenty-one (21) calendar days after receipt of the Second Release to consider its terms before signing it, and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Second Release, in which case this Second Release shall be unenforceable, null and void. The Executive understands that he may revoke this Second Release during those seven (7) days by providing written notice of revocation to DFC Global Corp., 1436 Lancaster Avenue, Suite 300, Berwyn, PA 19312, Attn: [David Alexander].

3. Miscellaneous.

3.1. Successors and Assigns. This Second Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not assign this Second Release or any interest herein, by operation of law or otherwise. The Company may assign this Second Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

3.2. Severability. Whenever possible, each provision of this Second Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Second Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Second Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

3.3. Governing Law. This Second Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

3.4. Facsimiles. This Second Release may be executed by facsimile signature.

IN WITNESS WHEREOF, the Executive has executed this Second Release on the date indicated below.

KENNETH SCHWENKE

Date: